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EXHIBIT 12

               INDIANA GAS COMPANY, INC.
               AND SUBSIDIARY COMPANIES

   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (In Thousands, Except Ratios)

                                   Twelve Mos.
                                   Ended              Fiscal Year Ended September 30
                                   6/30/97      1996      1995     1994     1993     1992
Earnings:
 Net income                        $37,466      $38,630   $32,109  $34,596  $28,534  $25,743
 Adjustments:
   Income taxes                     21,483       22,568    18,630   17,977   16,030   12,800
   Fixed charges (see below)        17,381       16,844    16,395   16,986   17,556   15,642
Total adjusted earnings            $76,330      $78,042   $67,134  $69,559  $62,120  $54,185


Fixed charges:
 Total interest expense            $16,427      $15,907   $15,530  $16,037  $16,640  $14,556
 Interest component of rents           954          937       865      949      916    1,086
Total fixed charges                $17,381      $16,844   $16,395  $16,986  $17,556  $15,642

Ratio of earnings to fixed charges     4.4          4.6       4.1      4.1      3.5      3.5

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